Exhibit 99.1

Contact:

Dennis A. Dysart	M. Shane Bell
Interim Chief Executive Officer	Chief Financial Officer
(540) 465-9121	(540) 465-9121
ddysart@therespowerinone.com	sbell@therespowerinone.com

News Release
March 2, 2011

FIRST NATIONAL CORPORATION ANNOUNCES DIVIDEND DECLARATION OF $0.10 PER SHARE

Strasburg, Virginia (March 2, 2011) --- The Board of Directors of First National Corporation (the “Company”) (OTCBB: FXNC) announced today that it declared a regular cash dividend of $0.10 per share on March 2, 2011, which is payable March 25, 2011 to shareholders of record on March 14, 2011.  This dividend represents a 29 percent decrease from the $0.14 per share dividend paid on December 10, 2010.

During the fourth quarter of 2010, the Company recorded an $11.6 million pre-tax charge to earnings, which resulted in a net loss available to common shareholders of approximately $6.3 million for the quarter.  The Company took this action to proactively address problem loans and foreclosed properties that resulted from weak economic conditions in our market area.  We believe that the allowance for loan losses was raised to a level that provided appropriate coverage of the risks in the loan portfolio, and that foreclosed properties were charged-down to reflect current market conditions.  Despite the charge to earnings, both core operating earnings and capital levels remained strong.  The improved net interest margin, higher fee income and expense control efforts contributed to a 26% increase in core operating results for the fourth quarter when compared to the same period one year ago.

“Although we are pleased with core operating results, the decision to reduce the dividend was prudent to maintain our continued strong capital position,” said Dennis A. Dysart, Interim Chief Executive Officer.  “We clearly understand the importance of dividends to our shareholders.  The Company will continue to evaluate dividends, taking into consideration economic conditions, capital levels and future levels of earnings.  We are eager to move into a new phase of prosperity and gain momentum in 2011 to maximize earnings to levels our shareholders expect.”

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other reports, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.